Exhibit 10.1
NOTICE OF GRANT OF PERFORMANCE-BASED RESTRICTED STOCK AWARD
UNIVERSAL INSURANCE HOLDINGS, INC.
2009 OMNIBUS INCENTIVE PLAN
FOR GOOD AND VALUABLE CONSIDERATION, Universal Insurance Holdings, Inc. (the “Company”) hereby grants, pursuant to the provisions of the Company’s 2009 Omnibus Incentive Plan (the “Plan”), to the Participant designated in this Notice of Grant of Performance-Based Restricted Stock Award (the “Notice”) the number of shares of common stock of the Company set forth in the Notice (the “Restricted Shares”), subject to certain restrictions as outlined below in this Notice and the additional provisions set forth in the attached Terms and Conditions of Performance-Based Restricted Stock Award (collectively, the “Agreement”).
     The Participant acknowledges receipt of the information statement describing important provisions of the Plan.

1.	Participant:	Sean P. Downes

2.	Grant Date:	March 28, 2011

3.	Number of Restricted Shares:	600,000

4.	Vesting Schedule:
(i) Subject to the provisions contained in Paragraphs 4, 5 and 6 of the Terms and Conditions, this Performance-Based Restricted Stock Award shall vest, and the applicable Restrictions set forth in the Terms and Conditions shall lapse in accordance with the following schedule, in the event the Participant does not have a Termination of Service prior to the applicable vesting date:

Amount that Vests on the
Vesting Date	Vesting Date
1st Anniversary of Grant Date	200,000 shares
2nd Anniversary of Grant Date	200,000 shares
3rd Anniversary of Grant Date	200,000 shares
Each anniversary of the Grant Date is hereinafter referred to as a “Vesting Date”).
(ii) Notwithstanding the vesting schedule above, Restricted Shares scheduled to vest on a Vesting Date will not vest and instead will be forfeited if the Company does not realize for the fiscal year ending immediately prior to the applicable Vesting Date, “Income Before Taxes”

equal to at least 2% of the amount of “Direct Premiums Written”, in each case as reported in the Company’s Consolidated Statement of Operations included in its audited financial statements for the relevant year (the “Performance Goal”); provided, however, that for purposes of determining whether the Performance Goal has been satisfied, the amount of Income Before Taxes will be adjusted to exclude the effect of losses and loss adjustment expenses, net of reinsurance, arising out of any event that has been assigned a PCS catastrophe serial number by the Property Claims Service office occurring during the year in which performance is measured for purposes of satisfying the relevant Performance Goal (the “Performance Year”), and further adjusted to exclude any losses realized or reversed during the Performance Year in respect of any such event that occurred during a prior year. Vesting of Restricted Shares as of each Vesting Date is conditioned on the Committee’s certification in writing that the Performance Goal for the relevant year has been achieved, as required for “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Any Restricted Shares that fail to vest because of any of the conditions to vesting are not satisfied will be forfeited.
5. Acceleration of Vesting on Termination of Service Without “Cause” or a Change in Control:
Notwithstanding the foregoing vesting schedule:
(i) in the event of the Participant’s Termination of Service by the Company without “Cause” (as defined in the Participant’s employment agreement, dated January 1, 2005, with the Company), then upon certification by the Committee that the Performance Goal for the year in which the Participant’s Termination of Service has been satisfied, the Participant will vest in a pro rata portion of the Restricted Shares that would have vested had he continued to be employed through the applicable Vesting Date of the year following the year in which his Termination of Service occurs. Such pro rata portion shall be determined by multiplying 200,000 by a fraction the numerator of which is the number of days that the Participant was employed by the Company from the Grant Date or, if later, the last Vesting Date to occur prior to his Termination of Service through and including the date of his Termination of Service, and the denominator of which is 365. All other Restricted Shares as to which the Restrictions have not previously lapsed pursuant to the vesting schedule provisions above will be forfeited; and
(ii) the Performance-Based Restricted Stock Award will be deemed fully vested and no longer subject to forfeiture in the event of a Change in Control of the Company.
6. Forfeiture: The Participant’s rights in any Restricted Shares as to which the Restrictions have not lapsed pursuant to the vesting schedule provisions above, including the acceleration provisions, shall be forfeited in full in the event of the Participant’s Termination of Service for any reason other than the Participant’s Termination of Service by the Company without “Cause.”
7. Shareholder Approval: The grant of Restricted Shares shall be contingent upon the Company’s shareholders approving at the 2011 Annual Meeting of Shareholders the performance share goals and the changes to the individual award limits and the aggregate share limit for the 2009 Plan submitted at such meeting for approval.

By signing below, the Participant agrees that this Performance-Based Restricted Stock Award is granted under and governed by the terms and conditions of the Company’s 2009 Omnibus Incentive Plan and the attached Terms and Conditions.

Participant	Universal Insurance Holdings, Inc.

/s/ Sean P. Downes	By:	/s/ Bradley I. Meier

Sean P. Downes	Title:	Bradley I. Meier, President

Date: April 18, 2011	Date:	April 18, 2011

TERMS AND CONDITIONS
OF PERFORMANCE-BASED RESTRICTED STOCK AWARD
These Terms and Conditions of Performance-Based Restricted Stock Award relate to the Notice of Grant of Performance-Based Restricted Stock Award (the “Notice”) attached hereto, by and between the Company and the person identified in the Notice (the “Participant”).
The Board of Directors of the Company has authorized and approved the Plan, and the Plan has been approved by the stockholders of the Company. The Committee has approved an award to the Participant of a number of shares of the Company’s common stock, conditioned upon the Participant’s acceptance of the provisions set forth in the Notice and these Terms and Conditions within 60 days after the Notice and these Terms and Conditions are presented to the Participant for review. The Committee intends that the grant of the performance-based Restricted Shares shall constitute an award of “qualified performance-based compensation” for purposes of Section 162(m) of the Code. For purposes of the Notice and these Terms and Conditions, any reference to the Company shall include a reference to any Affiliate.
1. Grant of Restricted Stock.
     (a) Subject to the terms and conditions of the Plan, as of the Grant Date, the Company grants to the Participant the number of Restricted Shares set forth in the Notice, subject to the restrictions set forth in Paragraph 2 of these Terms and Conditions, the provisions of the Plan and the other provisions contained in these Terms and Conditions. If and when the restrictions set forth in Paragraph 2 expire in accordance with these Terms and Conditions without forfeiture of the Restricted Shares, and upon the satisfaction of all other applicable conditions as to the Restricted Shares, such shares shall no longer be considered Restricted Shares for purposes of these Terms and Conditions.
     (b) As soon as practicable after the Grant Date, the Company shall direct that a stock certificate or certificates representing the applicable Restricted Shares be registered in the name of and issued to the Participant. Such certificate or certificates shall be held in the custody of the Company or its designee until the expiration of the applicable Restricted Period (as defined in Paragraph 3). On or before the date of execution of the Notice, the Participant has delivered to the Company one or more stock powers endorsed in blank relating to the Restricted Shares.
     (c) Except as provided in Paragraph 1(d), in the event that a certificate for the Restricted Shares is delivered to the Participant, such certificate shall bear the following legend (the “Legend”):
The ownership and transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Universal Insurance Holdings, Inc. 2009 Omnibus Incentive Plan and a Performance-Based Restricted Stock Award Notice entered into between the registered owner and Universal Insurance Holdings, Inc. Copies of such Plan and Notice are on file in the executive offices of Universal Insurance Holdings, Inc.

In addition, the stock certificate or certificates for the Restricted Shares shall be subject to such stop-transfer orders and other restrictions as the Company may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed, and any applicable federal or state securities law, and the Company may cause a legend or legends to be placed on such certificate or certificates to make appropriate reference to such restrictions.
     (d) As soon as administratively practicable following the expiration of the Restricted Period without a forfeiture of the Restricted Shares, and upon the satisfaction of all other applicable conditions as to the Restricted Shares, including, but not limited to, the payment by the Participant of all applicable withholding taxes, the Company shall deliver or cause to be delivered to the Participant a certificate or certificates for the applicable Restricted Shares which shall not bear the Legend.
2. Restrictions.
     (a) The Participant shall have all rights and privileges of a stockholder as to the Restricted Shares, including the right to vote and receive dividends or other distributions with respect to the Restricted Shares, except that the following restrictions shall apply:
(i) the Participant shall not be entitled to delivery of the certificate or certificates for the Restricted Shares until the expiration of the Restricted Period without a forfeiture of the Restricted Shares and upon the satisfaction of all other applicable conditions;
(ii) none of the Restricted Shares may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restricted Period applicable to such shares, except as provided in Section 7.02(c) of the Plan or as otherwise permitted by the Committee in its sole discretion or pursuant to rules adopted by the Committee in accordance with the Plan; and
(iii) all of the Restricted Shares shall be forfeited and returned to the Company and all rights of the Participant with respect to the Restricted Shares shall terminate in their entirety on the terms and conditions set forth in Paragraph 4.
     (b) Any attempt to dispose of Restricted Shares or any interest in the Restricted Shares in a manner contrary to the restrictions set forth in these Terms and Conditions shall be void and of no effect.
3. Restricted Period and Vesting.
The “Restricted Period” is the period beginning on the Grant Date and ending on the date the Restricted Shares, or such applicable portion of the Restricted Shares, are deemed vested under the vesting schedule and related performance vesting conditions set forth in the Notice. The Restricted Shares shall be deemed vested and no longer subject to forfeiture under Paragraph 4 in accordance with the vesting schedule set forth in the Notice or earlier in the event of a Change in Control.

4. Forfeiture.
     (a) Subject to Paragraph 6 below, if during the Restricted Period (i) the Participant incurs a Termination of Service other than a Termination of Service by the Company without “Cause,” (ii) there occurs a material breach of the Notice or these Terms and Conditions by the Participant or (iii) the Participant fails to meet the tax withholding obligations described in Paragraph 5(b), all rights of the Participant to the Restricted Shares that have not vested in accordance with Paragraph 3 as of the date of such Termination of Service or other event or occurrence shall terminate immediately and be forfeited in their entirety.
     (b) The grant of Restricted Shares shall be contingent upon the Company’s shareholders approving at the 2011 Annual Meeting of Shareholders the performance share goals and the changes to the individual award limits and the aggregate share limit for the 2009 Plan submitted at such meeting for approval.
     (c) In the event of any forfeiture under this Paragraph 4, the certificate or certificates representing the forfeited Restricted Shares shall be canceled to the extent of any Restricted Shares that were forfeited.
5. Withholding.
     (a) The Committee shall determine the amount of any withholding or other tax required by law to be withheld or paid by the Company with respect to any income recognized by the Participant with respect to the Restricted Shares.
     (b) The Participant shall be required to meet any applicable tax withholding obligation in accordance with the provisions of Section 11.05 of the Plan.
     (c) Subject to any rules prescribed by the Committee, the Participant shall have the right to elect to meet any withholding requirement (i) by having withheld from this Award at the appropriate time that number of whole shares of common stock whose fair market value is equal to the amount of any taxes required to be withheld with respect to such Award, (ii) by direct payment to the Company in cash of the amount of any taxes required to be withheld with respect to such Award or (iii) by a combination of shares and cash.
6. Committee Discretion.
Notwithstanding any provision of the Notice or these Terms and Conditions to the contrary, the Committee shall have discretion under the Plan to waive any forfeiture of the Restricted Shares as set forth in Paragraph 4, the Restricted Period and any other conditions set forth in the Notice or these Terms and Conditions.

7. Defined Terms.
Capitalized terms not otherwise defined in these Terms and Conditions shall have the meanings set forth in the Notice to which these Terms and Conditions are attached. Capitalized terms used but not defined in the Notice and Terms and Conditions shall have the meanings set forth in the Plan, unless such term is defined in any employment or similar agreement between the Participant and the Company or an Affiliate. Any terms used in the Notice and Terms and Conditions, but defined in the Participant’s employment or similar agreement are incorporated herein by reference and shall be effective for purposes of the Notice and these Terms and Conditions without regard to the continued effectiveness of such employment or similar agreement.
8. Nonassignability.
The Restricted Shares may not be sold, assigned, transferred (other than by will or the laws of descent and distribution, or to an inter vivos trust with respect to which the Participant is treated as the owner under Sections 671 through 677 of the Code), pledged, hypothecated, or otherwise encumbered or disposed of until the restrictions on such Shares, as set forth in the Notice and Agreement, have lapsed or been removed.
9. Participant Representations.
The Participant hereby represents to the Company that the Participant has read and fully understands the provisions of the Notice, these Terms and Conditions and the Plan and the Participant’s decision to participate in the Plan is completely voluntary. Further, the Participant acknowledges that the Participant is relying solely on his or her own advisors with respect to the tax consequences of this restricted stock award.
10. Regulatory Restrictions on the Restricted Shares.
Notwithstanding any other provision of the Plan, the obligation of the Company to issue Restricted Shares under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of the Restricted Shares pursuant to these Terms and Conditions prior to the satisfaction of all legal requirements relating to the issuance of such shares, to their registration, qualification or listing or to an exemption from registration, qualification or listing.
11. Miscellaneous.
     (a) Notices. All notices, requests, deliveries, payments, demands and other communications which are required or permitted to be given under these Terms and Conditions shall be in writing and shall be either delivered personally or sent by registered or certified mail, or by private courier, return receipt requested, postage prepaid to the parties at their respective addresses set forth herein, or to such other address as either shall have specified by notice in writing to the other. Notice shall be deemed duly given hereunder when delivered or mailed as provided herein.

     (b) Waiver. The waiver by any party hereto of a breach of any provision of the Notice or these Terms and Conditions shall not operate or be construed as a waiver of any other or subsequent breach.
     (c) Entire Agreement. These Terms and Conditions, the Notice and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof.
     (d) Binding Effect; Successors. These Terms and Conditions shall inure to the benefit of and be binding upon the parties hereto and to the extent not prohibited herein, their respective heirs, successors, assigns and representatives. Nothing in these Terms and Conditions, express or implied, is intended to confer on any person other than the parties hereto and as provided above, their respective heirs, successors, assigns and representatives any rights, remedies, obligations or liabilities.
     (e) After-Adopted Company Policies. The terms of this Agreement and the grant of Restricted Shares shall be subject to any applicable claw-back policy, share ownership or retention policy or similar policy or arrangement adopted by the Company on or after the Grant Date.
     (f) Governing Law. The Notice and these Terms and Conditions shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts performed and executed entirely in such state.
     (g) Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of these Terms and Conditions.
     (h) Conflicts; Amendment. The provisions of the Plan are incorporated in these Terms and Conditions in their entirety. In the event of any conflict between the provisions of these Terms and Conditions and the Plan, the provisions of the Plan shall control. The Agreement may be amended at any time by written agreement of the parties hereto.
     (i) No Right to Continued Employment. Nothing in the Notice or these Terms and Conditions shall confer upon the Participant any right to continue in the employ or service of the Company or affect the right of the Company to terminate the Participant’s employment or service at any time.
     (j) Further Assurances. The Participant agrees, upon demand of the Company or the Committee, to do all acts and execute, deliver and perform all additional documents, instruments and agreements which may be reasonably required by the Company or the Committee, as the case may be, to implement the provisions and purposes of the Notice and these Terms and Conditions and the Plan.